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                                                                    EXHIBIT 10.1















                                CREDIT AGREEMENT



                           Dated as of January 4, 2000

                                 By and Between

                            AMERICAN HEALTHCORP, INC.

                                       AND

                                  SUNTRUST BANK






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                                    EXHIBITS

Exhibit A:  Form of Revolving Credit Note

Exhibit B:  Form of Subsidiary Guaranty

Exhibit C:  Notice of Borrowing

Exhibit D:  Opinion of Counsel to Borrower

Exhibit E:  Compliance Certificate

Exhibit F:  Form of Assignment and Security Agreement


                                    SCHEDULES

Schedule 4.5:   Litigation

Schedule 4.13:  List of Subsidiaries

Schedule 4.16:  Patents, Trademarks, and Authorizations






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                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT is made and entered into as of this 4th day of January, 2000 by and between AMERICAN HEALTHCORP, INC., a Delaware corporation, doing business as American Healthways, Inc. (the "Borrower"), and SUNTRUST BANK (the "Lender").

                                    RECITALS:

         1. The Borrower desires that the Lender extend the Borrower credit pursuant to the terms of this Credit Agreement.

         2. The Lender is willing to extend the Borrower credit pursuant to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I.
                            DEFINITIONS; CONSTRUCTION

         SECTION 1.1. DEFINITIONS.

         In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition" means the acquisition by any Person of any of the following: (a) the controlling interest in any other Person, or (b) substantially all of the Property of any other Person.

         "Advance" shall mean any principal amount advanced and remaining outstanding at any time under the Revolving Credit Note.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

         "Agreement" shall mean this Credit Agreement, as hereafter amended, restated, supplemented or otherwise modified from time to time.

         "Applicable Margin" means 250 basis points per annum.

         "Applicable Rate" means (a) either the 30 Day LIBOR Rate, the 60 Day LIBOR Rate, or the 90 Day LIBOR Rate, plus (b) the Applicable Margin.






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         "Bankruptcy Code" shall mean the Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. ss. 101 et seq.) and any successor statute.

         "Base Rate" means that rate of interest established from time to time and announced by Lender as its "base rate," such rate being an interest rate used as an index for establishing interest rates on loans.

         "Borrower" shall mean American Healthcorp, Inc., a Delaware corporation.

         "Borrowing Base" shall mean the lesser of: (i) $6,000,000, or (b) the sum of: (A) Borrower's cash and cash equivalents, plus (B) an amount equal to fifty percent (50%) of Eligible Accounts Receivable, as such exists on any date of calculation.

         "Business Day" shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Nashville, Tennessee.

         "Capital Lease" shall mean, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.

         "Change of Control" shall mean the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (ii) during any period from the date hereof until January 4, 2002, individuals who on the date hereof were directors of the Borrower cease for any reason to constitute a majority of the Board of Directors of Borrower unless the Persons replacing such individuals were nominated by the Board of Directors of Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors.

         "Closing Date" shall mean January 4, 2000.

         "Collateral" shall mean all of Borrower's presently existing and hereafter arising accounts, accounts receivable, chattel paper, general intangibles, contract rights, and licenses.




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         "Consolidated EBIT" shall mean for any fiscal period, an amount equal to (A) the sum of Consolidated Net Income (Loss) for such period, plus, (B) to the extent deducted in determining Consolidated Net Income (Loss), (i) Consolidated Interest Expense for such period, and (ii) provisions for taxes (whether paid or deferred) of the Borrower and its Subsidiaries for such period. The calculation of Consolidated EBIT shall be made without giving effect to any extraordinary gains or losses, any other non-cash charges or gains or losses from sales of assets, determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" shall mean, for any fiscal period of Borrower, total interest expense (including without limitation, interest expense attributable to Capital Leases in accordance with GAAP and any program costs incurred by the Borrower and its Subsidiaries in connection with sales of accounts receivable pursuant to a securitization program) of the Borrower and its Subsidiaries on a consolidated basis.

         "Consolidated Net Income (Loss)" shall mean for any fiscal period of Borrower, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP; provided that there shall be excluded therefrom any items of gain or loss which were included in determining such consolidated net income and were not realized in the ordinary course of business.

         "Consolidated Net Worth" shall mean on a consolidated basis the excess of (A) total assets less (B) total liabilities of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

         "Contractual Obligation" of any Person shall mean any provision of any security issued by such Person and any other agreement, instrument or undertaking under which such Person is obligated or by which it or any of the Property owned by it is bound and which is Material to such Person.

         "Credit Documents" shall mean, collectively, this Agreement, the Revolving Credit Note, the Subsidiary Guaranties, the Security Documents, and all other instruments, documents, certificates, agreements and writings executed in connection herewith.

         "Default" shall mean any event or condition the occurrence of which constitutes or would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

         "Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

         "Eligible Accounts Receivable" shall mean accounts receivable owed to Borrower by non-affiliated Persons for services rendered by Borrower and which shall exclude:




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                  (a) accounts receivable which are due and owing for more than
         60 days from the date of invoice;

                  (b) accounts receivable owed by any federal, state, or local governmental agency or authority;

                  (c) accounts receivable owed by a Person who is insolvent or the subject of a bankruptcy or insolvency proceeding in state or federal court;

                  (d) accounts receivable owed by any Person who has other accounts receivable owing to Borrower if those other accounts receivable are more than 60 days past due and such past due accounts receivable constitute more than 20% of the aggregate accounts receivable of such Person; or

                  (e) accounts receivable subject to any dispute, counterclaim, or objection.

         "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect relating to health, industrial hygiene, waste materials, removal of waste materials, oil, gas, or underground storage tanks, Hazardous Substances, other environmental conditions on, under, or affecting Borrower's Property or any interest therein.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

         "ERISA Affiliate" shall mean, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

         "Event of Default" shall have the meaning provided in Article 7.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

         "Executive Officer" shall mean with respect to any Person, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties (if elected by the Board of Directors of such Person).

         "Facility Fee" shall have the meaning ascribed to it in Section 2.6.

         "Financial Officer" means with respect to the Borrower, any of the Chief Financial Officer, Vice President of Finance, and Treasurer.




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         "Financial Report" means at a specified date, the most recent consolidated financial statements of the Borrower delivered pursuant to Section
5.7. of this Agreement.

         "Fiscal Year" means the twelve (12) month accounting period ending on August 31st of each year and presently used by Borrower as its fiscal year for accounting purposes.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Guaranty" shall mean any contractual obligation, contingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Hazardous Substances" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986.

         "Hedging Obligations" shall mean all obligations of Borrower to any Person under an ISDA Master Swap Agreement or under any Interest Rate Contract.

         "Income Taxes" shall have the meaning given such term by GAAP.

         "Indebtedness" of any Person shall mean, without duplication, (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of Property or



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services, and obligations evidenced by bonds, debentures, notes or other similar instruments, (ii) all Capital Lease Obligations; (iii) all Guaranties of such Person (including the stated amount of undrawn letters of credit); (iv) Indebtedness of others secured by any Lien upon Property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under currency contracts, Interest Rate Contracts or similar agreements or combinations thereof. Notwithstanding the foregoing, in determining the Indebtedness of any Person, (x) there shall be included all obligations of such Person of the character referred to in clauses (i) through (v) above deemed to be extinguished under GAAP but for which such Person remains legally liable and (y) any deferred obligations of such Person to make payments on any agreement not to compete which was entered into by such Person in connection with the acquisition of any business shall be reduced by the effective federal and state corporate tax rate applicable to such Person in order to recognize the deductibility of such payments and the resulting reduction of the cash actually expended by the Person to satisfy such obligation.

         "Indebtedness for Borrowed Money" shall mean, with respect to any Person and without duplication:

                  (a) Indebtedness for money borrowed, including all revolving and term Indebtedness and all other lines of credit; and

                  (b) Indebtedness which:

                           (i) is represented by a note payable or drafts
                  accepted, that represent extensions of credit;

                           (ii) constitutes obligations evidenced by bonds,
                  debentures, notes or similar instruments; or

                           (iii) constitutes Purchase Money Indebtedness,
                  conditional sales contracts, asset securitization vehicles, title retention debt instruments or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property;

                  (c) Indebtedness that constitutes a Capital Lease Obligation;

                  (d) all indemnity agreements and reimbursement obligations under any acceptances or any letters of credit (other than commercial letters of credit) issued in support of Indebtedness of the character described in clauses (a) through (c) above; and

                  (e) all Indebtedness of others of the character described in clauses (a) through (d) above, but only to the extent that such Indebtedness is subject to a Guaranty of such Person.

         "Interest Period" shall mean the one month, two month, or three month interest period selected by the Borrower pursuant to Section 2.5 hereof.



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         "Interest Rate Contract" shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements and arrangements designed to provide protection against fluctuations in interest rates, in each case as the same may be from time to time amended, restated, renewed, supplemented or otherwise modified.

         "Lender" shall mean SunTrust Bank, its successors and assigns.

         "Lending Office" shall mean 201 Fourth Avenue North, Nashville, Tennessee 37219 or such other office as Lender may designate in writing from time to time.

         "Lien" shall mean any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Capital Lease or analogous instrument, in, of or on any Property.

         "Margin Regulations" shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

         "Material" (or words derived therefrom) as used in this Agreement, means the measure of a matter or significance which shall be determined as being an amount equal to $2,000,000.00.

         "Materially Adverse Effect" shall mean any Material adverse change in
(i) the results of operations or the net assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of Borrower to perform its obligations under this Agreement, or (iii) the ability of the Borrower and its Subsidiaries (taken as a whole) to perform their respective obligations, if any, under the Credit Documents.

         "Maturity Date" shall mean the earlier of: (a) January 4, 2002, and (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article 8.

         "Moody's" shall mean Moody's Investors Services, Inc. and each of its successors.

         "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "Notice of Borrowing" shall have the meaning provided in Section 2.3.

         "Obligations" shall mean all amounts owing to the Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, the Revolving Credit Note (including all principal and interest payments due thereunder), fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Borrower and its Subsidiaries, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing



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or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permitted Liens" shall mean those liens identified in Section 6.2. herein.

         "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust, limited liability company, limited liability partnership, or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

         "Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

         "Property" or "Properties" means any interest in any kind of property or asset, whether real or personal, or mixed, or tangible or intangible.

         "Purchase Money Indebtedness" shall mean Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of any Property (excluding trade payables incurred in the ordinary course of business) and any refinancing thereof, in each case entered into in compliance with this Agreement.

         "Rating Agency" shall mean either Moody's or Standard & Poor's.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

         "Requirement of Law" for any Person shall mean any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "Revolving Credit Note" shall mean the promissory note in the form attached hereto as Exhibit A.

         "Security Agreement" means the Assignment and Security Agreement executed by Borrower and each Subsidiary Guarantor granting the Lender a perfected security interest in and to the property described on Exhibit A thereto.

         "Security Documents" shall mean the Security Agreements, as such may be amended, from time to time, and all financing statements executed in connection with such Security Agreements.



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         "Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, limited liability companies, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of Voting Stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

         "Subsidiary Guaranty" shall mean a Subsidiary Guaranty substantially in the form of Exhibit B executed and delivered by each of the wholly-owned Subsidiaries of Borrower in favor of the Lender, together with all amendments and supplements thereto.

         "Subsidiary Guaranties" shall mean more than one Subsidiary Guaranty.

         "Subsidiary Guarantor" shall mean a wholly-owned Subsidiary of the Borrower which will execute a Subsidiary Guaranty pursuant to Section 5.10.

         "Tax Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

         "Voting Stock" shall mean stock of a corporation of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by the reason of the happening of any contingency).

         "30 day LIBOR Rate, 60 day LIBOR Rate, and 90 day LIBOR Rate" shall mean, as applicable, either the 30-day, 60-day, or 90-day LIBOR Rate as quoted by Telerate, Inc. ("Telerate"), and as set forth in Lender's Funds Management, Cost of Funds Report, published each Monday through Friday that Lender is open for business; provided however, if such rate is not available on Telerate, then such offered rate shall be otherwise independently determined by Lender from an alternative, substantially similar independent source available to Lender or shall be calculated by Lender by a substantially similar methodology as that theretofore used to determine such offered rated by Telerate.



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         SECTION 1.2. ACCOUNTING TERMS AND DETERMINATION.

         Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained, in accordance with GAAP. In the event of a change in GAAP that is applicable to the Borrower, compliance with the financial covenants contained herein shall continue to be determined in accordance with GAAP as in effect prior to such change; provided, however, that the Borrower and the Lender will thereafter negotiate in good faith to revise such covenants to the extent necessary to conform such covenants to GAAP as then in effect.

         SECTION 1.3. OTHER DEFINITIONAL TERMS.

         The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

         SECTION 1.4. EXHIBITS AND SCHEDULES.

     Exhibits and Schedules attached hereto are by reference made a part hereof.

                                   ARTICLE II.
                              REVOLVING CREDIT LOAN

         SECTION 2.1. REVOLVING CREDIT COMMITMENT; USE OF PROCEEDS.

                  (a) Subject to and upon the terms and conditions herein set forth, the Lender agrees to make to Borrower from time to time on and after the Closing Date, but prior to the Maturity Date, Advances under the Revolving Credit Note in an amount not to exceed the Borrowing Base.

                  (b) The proceeds of Revolving Credit Note shall be used solely for providing working capital and other general corporate purposes of the Borrower.

                  (c) Until a Default or Event of Default occurs, the Borrower may borrow, repay, and reborrow under the Revolving Credit Note.

         SECTION 2.2. REVOLVING CREDIT NOTE; REPAYMENT OF PRINCIPAL.

                  (a) The Borrower's obligations to pay the principal of, and interest on, the Advances to the Lender shall be evidenced by the records of the Lender and by the Revolving Credit Note payable to the Lender completed in conformity with this Agreement.

                  (b) All Advances outstanding under the Revolving Credit Note shall be due and payable in full on the Maturity Date.



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                  (c) In the event that at any time, the outstanding Advances exceed the Borrowing Base, then the Borrower shall make an immediate principal payment to Lender in an amount so as to reduce the outstanding principal balance of the Revolving Credit Note to an amount equal to or less than the Borrowing Base.

         SECTION 2.3. FUNDING NOTICES.

         Whenever the Borrower desires to receive an Advance under the Revolving Credit Note, it shall give the Lender prior written notice in substantially the same form as set forth in Exhibit C (or telephonic notice promptly confirmed in writing) of such Advance (a "Notice of Borrowing"), prior to 11:00 a.m. (Nashville, Tennessee time) one Business Day prior to the Business Day which is the requested date of such Advance. Notices received after 11:00 a.m. (Nashville, Tennessee time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify the aggregate principal amount of the Advance, the date of Advance (which shall be a Business
Day), the Interest Period applicable thereto, and representation and warranties that the Borrower is in full compliance with the terms and conditions contained herein. In the event that the Borrower selects the one month Interest Period, then the Applicable Rate shall be the 30 Day LIBOR Rate plus the Applicable Margin. In the event the Borrower selects the two month Interest Period, then the Applicable Rate shall be the 60 Day LIBOR Rate, plus the Applicable Margin. In the event the Borrower selects the three month Interest Period, then the Applicable Rate shall be the 90 Day LIBOR Rate, plus the Applicable Margin.

         SECTION 2.4. INTEREST RATE.

                  (a) Borrower agrees to pay interest in respect of all unpaid Advances from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at the Applicable Rate.

                  (b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of the Advances, and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue at a rate of interest equal to the lesser of (i) 13% per annum or (ii) the maximum lawful rate allowed by applicable law.

                  (c) Interest shall be calculated based upon a year of 360 days for actual number of days elapsed.

         SECTION 2.5. INTEREST PERIODS; MAXIMUM NUMBER OF BORROWINGS.

                  (a) In connection with the making or continuation of an Advance, the Borrower shall select an Interest Period to be applicable to such Advance, which Interest Period shall be either a 1, 2 or 3 month period.

                  (b) Notwithstanding paragraph (a) of this Section 2.5.:



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                           (i) The initial Interest Period for any Advance shall
                  commence on the date of such Advance and each Interest Period occurring thereafter in respect of such Advance shall commence on the day on which the next preceding Interest Period expires;

                           (ii) If any Interest Period would otherwise expire on
                  a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day;

                           (iii) Any Interest Period which begins on a day for
                  which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part (iv) below, expire on the last Business Day of such calendar month; and

                           (iv) No Interest Period shall extend beyond the
                  Maturity Date,

                  (c) At no time shall there be more than four Advances bearing different Interest Periods outstanding at any one time.

                  (d) Two (2) Business Days prior to the expiration of any applicable Interest Period, the Borrower shall designate a new Interest Period for the unpaid Advance. In the event the Borrower fails to designate a new Interest Period in a timely fashion, then it shall be conclusively presumed that the Borrower has selected the one month Interest Period.

                  (e) The Applicable Rate shall remain fixed during the applicable Interest Period related thereto.

         SECTION 2.6. FEES.

         Borrower shall pay to the Lender a Facility Fee quarterly in arrears equal to the average daily unused amount under the Revolving Credit Note multiplied by one quarter of one percent (1/4%)per annum.

         SECTION 2.7. VOLUNTARY PREPAYMENTS.

                  (a) Advances may be prepaid on the last day of any applicable Interest Period, in whole, or from time to time in part.

                  (b) All voluntary prepayments shall be applied to the payment of interest then due and owing before application to principal.

         SECTION 2.8. MANNER OF PAYMENT AND CALCULATION OF INTEREST.

                  (a) All payments under this Agreement and the other Credit Documents shall be made without defense, set-off, or counterclaim to the Lender not later than 1:00 p.m. (Nashville, Tennessee time) on the date when due and shall be made in Dollars in immediately available funds.



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

                  (b) Whenever any payment to be made hereunder or under the Revolving Credit Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

                  (c) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).

         SECTION 2.9. INTEREST RATE NOT ASCERTAINABLE, ETC.

         In the event that the Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining the Applicable Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Lender's position in such market, adequate and fair means do not exist for ascertaining the Applicable Rate, then, and in any such event, the Lender shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination and a summary of the basis for such determination. Until the Lender notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lender to make or permit portions of the Revolving Credit Note to remain outstanding past the last day of the then current Interest Periods shall be suspended, and such affected Advances shall bear the same interest as Lender's Base Rate.

         SECTION 2.10. ILLEGALITY.

                  (a) In the event that the Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Advance at the Applicable Rate has become unlawful by compliance by the Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Borrower of such determination and a summary of the basis for such determination.

                  (b) Upon the giving of the notice to Borrower referred to in subsection (a) above, Borrower's right to request and the Lender's obligation to make Advances at the Applicable Rate shall be immediately suspended, and the Applicable Rate shall become the Base Rate.

         SECTION 2.11. INCREASED COSTS.

                  If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                           (i) the Lender shall be subject to any tax, duty or
                  other charge with respect to its Advances at the Applicable Rate, or its obligation to make such Advances, or the basis of taxation of payments to the Lender of the principal of or interest on the Advances or its obligation to make Advances shall have changed (except for changes in the tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal executive office or Lending Office is located); or

                           (ii) any reserve (including, without limitation, any
                  imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender shall be imposed or deemed applicable or any other condition affecting its Advances or its obligation to make Advances shall be imposed on the Lender or its Lending Office or the London interbank market;

         and as a result thereof there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Advances at the Applicable Rate or its obligation to make Advances at the Applicable Rate, then Borrower shall from time to time upon written notice from and demand by the Lender to Borrower, pay to the Lender within ten (10) Business Days after the date of such notice and demand, additional amounts sufficient to indemnify the Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by the Lender in good faith and accompanied by a statement prepared by the Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

         SECTION 2.12. FUNDING LOSSES.

         Borrower shall compensate the Lender, upon its written request to Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all actual losses, expenses and liabilities (including, without limitation, any interest paid by the Lender to lenders of funds borrowed by it to make or carry its Advances at the

Applicable Rate, in either case to the extent not recovered by the Lender in connection with the re-employment of such funds but excluding loss of anticipated profits), which the Lender may sustain: (i) if for any reason (other than a default by the Lender) a borrowing of or continuation of Advances to Borrower does not occur on the date specified therefor in a Notice of Borrowing or subsequent continuation thereof (whether or not withdrawn), (ii) if any repayment of any Advances to Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii), if, for any reason, Borrower defaults in its obligation to repay its Advances when required by the terms of this Agreement.

         SECTION 2.13. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR ADVANCES.

         Calculation of all amounts payable to the Lender under this Article 2. shall be made as though the Lender had actually funded the Advance through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Advance in an amount equal to the amount of the Advance and having a maturity comparable to the relevant Interest Period and through the transfer of such Advance from an offshore office of the Lender to a domestic office of the Lender in the United States of America; provided, however that each Lender may fund each Advance in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this
Article 2.

                                  ARTICLE III.
                            CONDITIONS TO BORROWINGS

         The obligation of the Lender to make Advances to Borrower is subject to the satisfaction of the following conditions:

         SECTION 3.1. CONDITIONS PRECEDENT TO INITIAL LOAN.

         On the Closing Date, the Lender shall have received the following, in form and substance reasonably satisfactory in all respects to the Lender:

                  (a) this Agreement duly executed;

                  (b) the duly completed Revolving Credit Note;

                  (c) the duly completed Security Documents and all other documents required to perfect a first priority security interest in the Collateral to secure the Indebtedness, subject only to Permitted Liens;

                  (d) all duly executed Subsidiary Guaranties;

                  (e) certificates of the Secretary or Assistant Secretary of the Borrower and the Subsidiary Guarantors attaching and certifying copies of the resolutions of the board of directors of the Borrower and the Subsidiary

         Guarantors, authorizing as applicable the execution, delivery and performance of the Credit Documents;

                  (f) certificates of the Secretary or an Assistant Secretary of the Borrower and the Subsidiary Guarantors, as applicable, (i) certifying the name, title and true signature of each officer of the Borrower and the Subsidiary Guarantors executing the Credit Documents,
         (ii) certifying and attaching the charter and the bylaws of the Borrower and the Subsidiary Guarantors; and (iii) attaching certificates of good standing or existence from the Secretary of State of the jurisdiction of incorporation or organization of the Borrower and the Subsidiary Guarantors, and each other jurisdiction where the ownership of Property or the conduct of its business require the Borrower and the Subsidiary Guarantors to be qualified;

                  (g) the favorable opinion of corporate counsel to the Borrower and the Subsidiary Guarantors as to certain matters, substantially in the form of Exhibit D in each case addressed to the Lender;

                  (h) copies of all documents and instruments, including all consents, authorizations and filings, required under the articles or certificate of incorporation and bylaws or other organizational or governing documents, under any Requirement of Law or by any Material Contractual Obligation of the Borrower and its Subsidiaries, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the other documents to be executed and delivered hereunder, and such consents, authorizations, filings and orders shall be in full force and effect;

                  (i) certification by Borrower's Executive Officer that there has been no material adverse change in the Borrower's financial condition and operations from that reflected on its financial statements dated August 31, 1999; and

                  (j) payment of all fees required to be paid by this Agreement prior to the Closing Date.

         SECTION 3.2. CONDITIONS TO ADVANCES.

         At the time of the making of any Advances, including the initial Advance hereunder, the following conditions shall have been satisfied or shall exist:

                  (a) there shall exist no Default or Event of Default;

                  (b) all representations and warranties by Borrower contained herein shall be true and correct in all Material respects with the same effect as though such representations and warranties had been made on and as of the date of such Advance except to the extent they expressly relate to an earlier date or have been updated to the extent permitted herein or with respect to changes occurring after the date of this Agreement caused by transactions not prohibited under this Agreement;

                  (c) since the date of the most recent financial statements of the Borrower described in Section 4.14., there shall have been no change which has had or is reasonably likely to have a Materially Adverse Effect (whether or not any notice with respect to such change has been furnished to the Lender);

                  (d) there shall be no action or proceeding instituted or pending before any court or other governmental authority or, to the knowledge of any Executive Officer of Borrower, threatened which is reasonably likely to have a Materially Adverse Effect;

                  (e) the Advance to be made and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other governmental authority applicable to the Borrower and its Subsidiaries; and

                  (f) the Lender shall have received such other documents or legal opinions as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender.

         Each request for an Advance and the acceptance by Borrower of the proceeds thereof shall constitute a representation and warranty by Borrower, as of the date of the Advance, that the applicable conditions specified in Sections
3.1. and 3.2. have been satisfied.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants as follows:

         SECTION 4.1. CORPORATE EXISTENCE; COMPLIANCE WITH LAW.

         The Borrower and each Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of the states of their respective incorporation. The Borrower and each Subsidiary (i) are duly qualified as foreign corporations and are in good standing under the laws of each jurisdiction where their ownership of Property or the conduct of their respective business requires such qualification except where the failure to be so qualified would not have a Materially Adverse Effect, and (ii) are in compliance with all Requirements of Law, where the failure to so comply is reasonably likely to have a Materially Adverse Effect.

         SECTION 4.2. CORPORATE POWER; AUTHORIZATION.

         Each of the Borrower and its Subsidiaries has the corporate power and authority to execute, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by the Borrower or its Subsidiaries, of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained.

         SECTION 4.3. ENFORCEABLE OBLIGATIONS.

         This Agreement has been duly executed and delivered, and each other Credit Document will be duly executed and delivered, by each of the Borrower and the Subsidiary Guarantors, as applicable, and this Agreement constitutes, and each other Credit Document when executed and delivered will constitute, legal, valid and binding obligations of the Borrower and the Subsidiary Guarantors, enforceable against each of the Borrower and the Subsidiary Guarantors in accordance with their respective terms.

         SECTION 4.4. NO LEGAL BAR.

         The execution, delivery and performance by the Borrower and the Subsidiary Guarantors of the Credit Documents do not violate their respective articles or certificates of incorporation, bylaws or other organizational or governing documents, or cause a breach or default under any of their respective Material Contractual Obligations, or to the best of Borrower's knowledge, any Requirement of Law, or any applicable judgment, court order, administrative agency order.

         SECTION 4.5. NO MATERIAL LITIGATION.

         Except as set forth on Schedule 4.5, no litigation, investigation or proceeding of or before any court, tribunal, arbitrator or governmental authority is pending or, to the knowledge of any Executive Officer of the Borrower, threatened by or against any of the Borrower or the Subsidiary Guarantors, (a) with respect to any Credit Document, or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, is reasonably likely to have a Materially Adverse Effect.

         SECTION 4.6. INVESTMENT COMPANY ACT, ETC.

         None of the Borrower or the Borrower's Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). None of the Borrower or the Borrower's Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur Indebtedness for Money Borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Credit Document.

         SECTION 4.7. MARGIN REGULATIONS.

         No part of the proceeds of the Revolving Credit Note will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

         SECTION 4.8. COMPLIANCE WITH ENVIRONMENTAL LAWS.

                  (a) The Borrower and its Subsidiaries have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, is reasonably likely to result in penalties, fines, claims or other liabilities to the Borrower or any of its Subsidiaries in amounts that would have a Materially Adverse Effect.

                  (b) None of the Borrower or any of its Subsidiaries has received any notice of violation, or notice of any action, either judicial or administrative, from any governmental authority relating to the actual or alleged violation of any Environmental Law, including, without limitation any notice of any actual or alleged spill, leak, or other release of any Hazardous Substance, waste or hazardous waste by the Borrower or any of its Subsidiaries, or as to the existence of any continuation on any Properties owned by the Borrower or any of its Subsidiaries, where any such violation, spill, leak, release or contamination is reasonably likely to result in penalties, fines, claims or other liabilities to the Borrower or any of its Subsidiaries in amounts that would have a Materially Adverse Effect.

                  (c) The Borrower and its Subsidiaries have obtained all necessary governmental permits, licenses and approvals for the operations conducted on their respective Properties, including without limitation, all required Material permits, licenses and approvals for
         (i) the emission of air pollutants or contaminants, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, in any such case where the failure to have such license, permit or approval is reasonably likely to have a Materially Adverse Effect.

         SECTION 4.9. INSURANCE.

         The Borrower and its Subsidiaries currently maintain such insurance with respect to their Properties and business with financially sound and reputable insurers, and in such amounts and having such coverages against losses and damages in types and in amounts customary in the industry and locations where the Borrower and its Subsidiaries are located and which the Borrower and its Subsidiaries in the exercise of their reasonable prudent business judgment have determined to be necessary to prevent the Borrower and its Subsidiaries from experiencing a loss which would cause a Materially Adverse Effect. The Borrower and its Subsidiaries have paid all Material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect. The Borrower at all times shall maintain such insurance as required by the Security Documents.

         SECTION 4.10. NO DEFAULT.

         None of the Borrower or the Borrower's Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which has had or is reasonably likely to have a Materially Adverse Effect.

         SECTION 4.11. NO BURDENSOME RESTRICTIONS.

         None of the Borrower nor the Borrower's Subsidiaries is a party to or bound by any Contractual Obligation (including collective bargaining agreements) or Requirement of Law or any provision of its respective articles or certificates of incorporation, bylaws, or other organizational or governing documents which has had or is reasonably likely to have a Materially Adverse Effect.

         SECTION 4.12. TAXES.

         The Borrower and the Borrower's Subsidiaries have filed all Federal tax returns (or have obtained permitted extensions) and, to the knowledge of any Executive Officer of the Borrower, the Borrower and the Borrower's Subsidiaries have filed (or have obtained permitted extensions) all other tax returns which are required to have been filed in any jurisdiction; the Borrower and the Borrower's Subsidiaries have paid all taxes shown to be due and payable on such Federal returns and other returns and all other taxes, assessments, fees and other charges payable by them, in each case, to the extent the same have become due and payable and before they have become delinquent, except for the filing of any such returns or the payment of any taxes, assessments, fees and other charges the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower and the Borrower's Subsidiaries have set aside on their books' reserves (segregated to the extent required by GAAP) deemed by them in good faith to be adequate. The Borrower has not received written notice of any proposed Material tax assessment with respect to Federal income taxes against the Borrower or the Borrower's Subsidiaries nor does any Executive Officer of the Borrower know of any Material Federal income tax liability on the part of the Borrower and the Borrower's Subsidiaries other than any such assessment or liability which is adequately reserved for on the books of the Borrower and its Subsidiaries in accordance with GAAP.

         SECTION 4.13. SUBSIDIARIES.

         Schedule 4.13. depicts all Subsidiaries of the Borrower, including the state of incorporation and the ownership of all issued and outstanding capital stock.

         SECTION 4.14. FINANCIAL STATEMENTS.

         Borrower has furnished to the Lender (i) the audited consolidated balance sheets as of August 31, 1999 of the Borrower and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years then ended, including in each case the related notes. The foregoing financial statements fairly present in all Material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates thereof and results of operations for such periods in conformity with GAAP consistently applied. The Borrower and its Subsidiaries taken as a whole did not have any Material contingent obligations, contingent liabilities, or Material liabilities for known taxes, long-term leases or unusual forward or long-term commitments required to be reflected in the foregoing financial statements or the notes thereto that are not so reflected. Since August 31, 1999, there have been no changes with respect to the Borrower and its Subsidiaries which has had or is reasonably likely to have a Materially Adverse Effect.

         SECTION 4.15. ERISA.

         The Borrower and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA. Neither the Borrower, its Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to, or has during the past seven years maintained or contributed to, any Plan, including any Multiemployer Plan, that is subject to Title IV of ERISA. Neither the Borrower, its Subsidiaries nor any of their ERISA Affiliates has incurred any "accumulated funding deficiency" or "withdrawal liability" within the meaning of ERISA, nor any liability to the PBGC, in connection with any Plan subject to Title IV of ERISA, which would have a Materially Adverse Effect.

         SECTION 4.16. PATENTS, TRADEMARKS, LICENSES, ETC.

         Except as set forth on Schedule 4.16., (i) the Borrower and its Subsidiaries have obtained and hold in full force and effect all Material governmental authorizations, consents, approvals, patents, trademarks, service marks, franchises, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted, and (ii) to the best of Borrower's knowledge, no product, process, method, service or other item presently sold by or employed by the Borrower or its Subsidiaries in connection with such business infringes any patents, trademark, service mark, franchise, trade name, copyright, license or other right owned by any other Person and there is not presently pending, or to the knowledge of Borrower, threatened, any claim or litigation against or affecting the Borrower or its Subsidiaries contesting such Person's right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Materially Adverse Effect.

         SECTION 4.17. FINANCIAL CONDITION.

         On the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Credit Documents, the Property of the Borrower and its Subsidiaries at fair valuation and based on their present fair saleable value will exceed the debts (excluding obligations to affiliated companies), including contingent liabilities of the Borrower and its Subsidiaries, (ii) the remaining capital of the Borrower and its Subsidiaries will not be unreasonably small to conduct the business of the Borrower and its Subsidiaries, and (iii) the Borrower and its Subsidiaries will not have incurred debts, or have intended to incur debts, beyond the ability of the Borrower and its Subsidiaries, to pay such debts as they mature. For purposes of this Section 4.17., "debt" means any liability on a claim, and "claim" means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         SECTION 4.18. LABOR MATTERS.

         The Borrower and its Subsidiaries have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which is reasonably likely to have, a Materially Adverse Effect, and, to the knowledge of the Executive Officers of the Borrower, there are no such strikes, disputes, slow downs or work stoppages threatened against the Borrower and its Subsidiaries. The hours worked and payment made to employees of the Borrower and its Subsidiaries have not been in violation in an Material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, and all payments due from the Borrower and its Subsidiaries, or for which any claim may be made against the Borrower and its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Borrower and its Subsidiaries, in each case where the failure to comply with such laws or to pay or accrue such liabilities i reasonably likely to have a Materially Adverse Effect.

         SECTION 4.19. PAYMENT OF DIVIDEND RESTRICTIONS.

         None of the Borrower nor its Subsidiaries is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions.

         SECTION 4.20. DISCLOSURE.

                  (a) No information, exhibit, or report furnished or to be furnished to the Lender by or on behalf of the Borrower and its Subsidiaries in connection with the transactions contemplated hereby contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements contained therein or herein not misleading, it being understood that the representation set forth in this Section 4.20.(a) shall not apply to any financial projections or other pro forma financial information.

                  (b) The financial projections and other pro forma financial information contained in the information referred to in subsection (a) above were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and at the time furnished to the Lender, it being recognized by the Lender that such projections and other pro forma financial information as to future events such projections and other pro forma financial information may differ from the actual results for such period or periods.

         SECTION 4.21. NOTICE OF VIOLATIONS.

         The Borrower has not received notice, and none of its Subsidiaries has received notice, that it is in violation of any Requirement of Law, judgment, court order, rule, or regulation that would be expected to have a Materially Adverse Effect.

         SECTION 4.22. INVESTMENTS.

         The Borrower has not provided equity, provided subordinated debt, or made long-term investments in any Person other than wholly-owned Subsidiaries in excess of $2,000,000 in the aggregate.

                                  ARTICLE V.
                             AFFIRMATIVE COVENANTS

         So long as the Revolving Credit Note or other Obligations shall remain unpaid, Borrower will:

         SECTION 5.1. CORPORATE EXISTENCE, ETC.

         Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence (except as otherwise permitted pursuant to Section 6.3.), its Material rights, franchises, and licenses, and its Material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, service marks, and other intellectual property rights, necessary or desirable in the normal conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified is reasonably likely to have a Materially Adverse Effect.

         SECTION 5.2. COMPLIANCE WITH LAWS, ETC.

         Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law (including, without limitation, the Environmental Laws) and all Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations is reasonably likely to have a Materially Adverse Effect.

         SECTION 5.3. PAYMENT OF TAXES AND CLAIMS, ETC.

         File and cause each of its Subsidiaries to file all Federal, state, local and foreign tax returns that are required to be filed by each of them and pay all taxes that have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Borrower and its Subsidiaries; and the Borrower will pay or cause each of its Subsidiaries to pay, all other taxes, assessments, fees and other governmental charges and levies which, to the knowledge of the Executive Officer of Borrower, are due and payable before the same become delinquent, except any such taxes and assessments as are being contested in good faith by appropriate and timely proceedings and as to which adequate reserves have been established in accordance with GAAP.

         SECTION 5.4. KEEPING OF BOOKS.

         Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

         SECTION 5.5. VISITATION, INSPECTION, ETC.

         Permit, and cause each of its Subsidiaries to permit, any representative of the Lender, at the Lender's expense, to visit and inspect any of its Property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to Borrower; provided, however, that at any time following the occurrence and during the continuance of a Default or an Event of Default, no prior notice to Borrower shall be required.

         SECTION 5.6. INSURANCE; MAINTENANCE OF PROPERTIES.

                  (a) Maintain or cause to be maintained with financially sound and reputable insurers, such insurance with respect to its Properties and business in such amounts as the Borrower has determined in the exercise of its reasonable prudent business judgment is necessary to prevent the Borrower and each of its Subsidiaries, singularly or in the aggregate from experiencing a loss which would cause a Materially Adverse Effect.

                  (b) Cause, and cause each of its Subsidiaries to cause, all Properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the reasonable judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent Borrower from discontinuing the operation or maintenance of any such Properties if such discontinuance is, in the reasonable judgment of Borrower, desirable in the conduct of its business or the business of the Borrower and its Subsidiaries.

                  (c) At Lender's reasonable request, cause a summary, set forth in format and detail reasonably acceptable to the Lender, of the types and amounts of insurance (property and liability) maintained by the Borrower and its Subsidiaries.

                  (d) Maintain and cause to be maintained all insurance required to be maintained by the Security Documents.

         SECTION 5.7. FINANCIAL REPORTS.

         The Borrower will furnish to the Lender:

                  (a) Within forty-five (45) days after the end of each of the first three quarter-annual periods of each Fiscal Year, the quarterly Financial Report of the Borrower as of the end of that period, prepared on a consolidated basis and accompanied by a certificate, dated the date of furnishing, signed by a Financial Officer of the Borrower to the effect that to the best of his knowledge, such Financial Report accurately presents in all Material respects the consolidated financial condition of the Borrower and its Subsidiaries and that such Financial Report has been prepared in accordance with GAAP consistently applied (subject to year end adjustments), except that such Financial Report need not be accompanied by notes.

                  (b) Within ninety (90) days after the end of each Fiscal Year, the annual Financial Report of the Borrower (with accompanying notes) for that

         Fiscal Year prepared on a consolidated basis (which Financial Report shall be reported on by the Borrower's independent certified public accountants, such report to state that such Financial Report fairly presents in all Material respects the consolidated financial condition and results of operation of the Borrower and its Subsidiaries in accordance with GAAP and to be without any Material qualifications or exceptions). The audit opinion in respect of the consolidated Financial Report shall be the unqualified opinion of one of the nationally recognized "Big Six" firms of independent certified public accountants reasonably acceptable to Lender.

                  (c) Within forty-five (45) days after the end of each of its first three quarterly accounting periods and within ninety (90) days after the end of each Fiscal Year, a Compliance Certificate certified as true and correct by a Financial Officer of the Borrower, substantially in the form of Exhibit E hereto, with back-up material setting forth in reasonable detail such calculations attached thereto and stating whether any Default or Event of Default has occurred and is continuing, and if a Default or Event of Default has occurred and is continuing, stating the Borrower's intentions with respect thereto.

                  (d) Within forty-five (45) days after the end of each fiscal quarter, a listing and aging of Borrower's accounts receivable, together with a calculation of Eligible Accounts Receivable, provided that if there are amounts outstanding under the Revolving Credit Note, the Borrower shall cause such listing and aging accounts receivable report to be provided thirty (30) days after the end of each calendar month;

                  (e) Promptly upon receipt thereof, copies of all financial statements of, and all reports submitted by, independent public accountants to Borrower in connection with each annual, interim, or special audit of Borrower's financial statements, including without limitation, the comment letter submitted by such accountants to management in connection with their annual audit.

                  (f) As soon as possible and in any event within thirty (30) days after the Borrower or any of its Subsidiaries knows or has reason to know that any "Reportable Event" (as defined in Section 4043(b) of ERISA) with respect to any Plan has occurred (other than such a Reportable Event for which the PBGC has waived the 30-day notice requirement under Section 4043(a) of ERISA) and such Reportable Event involves a matter that has had, or is reasonably likely to have, a Materially Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower or any applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available.

                  (g) With reasonable promptness, such other information relating to the Borrower's performance of this Agreement or its financial condition as may reasonably be requested from time to time by the Lender.

         SECTION 5.8. NOTICES UNDER CERTAIN OTHER INDEBTEDNESS.

         Within a reasonable time after receipt thereof, Borrower shall furnish the Lender a copy of any notice received by it or any of its Subsidiaries from the holder(s) of Indebtedness (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $500,000 where such notice states or claims (i) the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan o credit agreement, debenture, note, or other document evidencing or governing such Indebtedness, or (ii) the existence or occurrence of any event or condition which requires or permits holder(s) of any Indebtedness of the Borrower and its Subsidiaries to exercise rights under any Change in Control Provision.

         SECTION 5.9. NOTICE OF LITIGATION.

         The Borrower shall notify the Lender of any actions, suits or proceedings instituted by any Person against the Borrower and its Subsidiaries where the uninsured portion of the money damages sought (which shall include any deductible amount to be paid by the Borrower or its Subsidiaries) is singularly in an amount in excess of $500,000 or where unreserved amounts in the aggregate are in excess of $500,000. Said notice is to be given along with the quarterly and annual reports required by Section 5.7. hereof, and is to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.

         SECTION 5.10. SUBSIDIARY GUARANTIES AND SECURITY AGREEMENTS, ETC.

                  (a) Subject to subsection (c) below, the Borrower shall cause each of its wholly-owned Subsidiaries existing as of the Closing Date to execute and deliver on or before the Closing Date a Subsidiary Guaranty in substantially the same form as set forth in Exhibit C and to execute a Security Agreement in the form of Exhibit F and such other documents required by Lender to obtain a security interest in the Property described therein. The delivery of such documents shall be accompanied b such other documents as the Lender may reasonably request (e.g., certificates of incorporation, articles of incorporation and bylaws, opinion letters and appropriate resolutions of the Board of Directors of any such Subsidiary Guarantor). The Borrower shall pay all costs incurred by Lender in obtaining the Subsidiary Guaranty and the Security Agreement, and perfecting a Lien in the Collateral.

                  (b) Subject to subsection (c) below, the Borrower shall cause each of its Subsidiaries not existing as of the Closing Date to execute and deliver a Subsidiary Guaranty in substantially the same form as set forth in Exhibit C and to execute a Security Agreement in the form of Exhibit F, simultaneously with or promptly after the creation or acquisition of any such Subsidiary by the Borrower or any other Subsidiary of the Borrower. The delivery of such documents shall be accompanied by such other documents as the Lender may reasonably request (e.g., certificates of incorporation, articles of incorporation and bylaws, opinion letters and appropriate resolutions of the Board of Directors of any such Subsidiary Guarantor). The Borrower shall pay all costs incurred by Lender in obtaining the Subsidiary Guaranty and the Security Agreement, and perfecting a Lien in the Collateral.

                  (c) Notwithstanding the foregoing subsections (a) and (b), the Borrower shall not be required to cause any of its Subsidiaries to deliver a Subsidiary Guaranty or Security Agreement if the delivery of such documents would cause such Subsidiary to violate any Requirement of Law.

         SECTION 5.11. EXISTING BUSINESS.

         Remain and cause each of its Subsidiaries to remain engaged in business of the same general nature and type as conducted on the Closing Date.

         SECTION 5.12. ERISA INFORMATION AND COMPLIANCE.

         Comply and cause each of its Subsidiaries to comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which the Borrower and any of its Subsidiaries is a party. The Borrower shall provide and shall cause each of its Subsidiaries to provide the Lender with notice of any "reportable event" or "prohibited transaction" or the imposition of a "withdrawal liability" within the meaning of ERISA.

         SECTION 5.13. INTEREST RATE CONTRACTS.

         The Borrower, at its expense, agrees to grant the Lender a lien and security interest in all Collateral to secure the repayment of any Interest Rate Contracts entered into with regard to the Obligations, all pursuant to such documentation and filings as reasonably required by the Lender.

                                   ARTICLE VI.
                               NEGATIVE COVENANTS

         So long as the Revolving Credit Note shall remain unpaid and any obligations remain outstanding:

         SECTION 6.1. FINANCIAL REQUIREMENTS.

         The Borrower shall not:

                  (a) Fixed Charge Coverage Ratio. Suffer or permit the ratio of
         (A) Consolidated EBIT, to (B) Consolidated Interest Expense, to be less than 4.0 to 1.0 as measured at the end of any fiscal quarter on a trailing four quarter basis.

                  (b) Minimum Net Worth. Permit its Consolidated Net Worth to be less than a minimum amount equal to: (i) eighty-five percent (85%) of Borrower's Consolidated Net Worth as such existed on August 31, 1999, plus (ii) one hundred percent (100%) of all subsequently issued equity, plus (iii) seventy-five percent (75%) of Consolidated Net Income.

                  (c) Repurchases. Permit repurchases by Borrower of its own stock (retiring such shares as treasury stock) in excess of $3,000,000 in the aggregate as measured from August 31, 1999 without Lender's prior written consent.

                  (d) Acquisitions. Permit Acquisitions by Borrower or any of the Guarantors in excess of $2,000,000 in the aggregate during the term of this Agreement without Lender's prior written consent.

         SECTION 6.2. LIENS.

         The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien upon any of their respective Properties whether now owned or hereafter acquired; provided, however, that this
Section 6.2. shall not apply to the following:

                  (a) any Lien for taxes not yet due or taxes or assessments or other governmental charges which are being actively contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

                  (b) any customary Liens, pledges or deposits in connection with worker's compensation, unemployment insurance, or social security, or deposits incidental to the conduct of the business of the Borrower or any of its Subsidiaries or the ownership of any of their Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate Materially detract from the value of their Properties or Materially impair the use thereof in the operation of their businesses;

                  (c) any customary Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, and similar obligations and as to which adequate reserves have been established in accordance with GAAP;

                  (d) statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

                  (e) Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property on the date of the acquisition thereof and statutory Liens of landlords and lessors which in any case do not Materially detract from the value of such real property or impair the use thereof;

                  (f) any Lien in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder;

                  (g) statutory Liens arising under ERISA created in the ordinary course of business for amounts not yet due and as to which adequate reserves have been established in accordance with GAAP; and

                  (h) Liens securing Debt permitted by Section 6.10.(b) so long as no Liens attach to the Collateral.

         SECTION 6.3. MERGER AND SALE OF ASSETS.

         Except as permitted by Section 6.10. herein, the Borrower will not, without the prior written consent of the Lender, merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of all or, during any twelve-month period, a Material part of its Property to any Person, nor shall the Borrower permit any of its Subsidiaries to take any of the above actions; provided that notwithstanding any of the foregoing limitations, if no Default or Event of Default shall then exist or immediately thereafter will exist, the Borrower and its Subsidiaries may take the following actions:

                  (a) Any Subsidiary of the Borrower may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any one or more other of Borrower's Subsidiaries provided that either the continuing or surviving corporation shall remain a Subsidiary of Borrower; and

                  (b) Any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower, or (ii) any other Subsidiary of Borrower.

         SECTION 6.4. TRANSACTIONS WITH AFFILIATES.

         The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliates), except in the ordinary course of, and pursuant to the reasonable requirements of Borrower's and its Subsidiaries business and upon fair and reasonable terms no less favorable to the Borrower and any of its Subsidiaries, as applicable, than such party would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

         SECTION 6.5. NATURE OF BUSINESS.

         The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower or any of its Subsidiaries would be fundamentally changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Agreement.

         SECTION 6.6. REGULATIONS T, U AND X.

         The Borrower will not nor will it permit any of its Subsidiaries to take any action that would result in any non-compliance of the Advances made hereunder with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

         SECTION 6.7. INVESTMENTS, LOANS, AND ADVANCES.

         Except as provided in Section 4.22. herein, the Borrower will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any loans or advances to or investments in any Person, except that, subject to all other provisions of this Section 6.7., the foregoing restriction shall not apply to:

                  (a) investments in direct obligations of the United States of America or any agency thereof;

                  (b) investments in commercial paper maturing one year or less from the date of creation thereof of the highest credit rating of a Rating Agency;

                  (c) investments in bankers' acceptances and certificates of deposit having maturities of one year or less issued by commercial banks in the United States of America having capital and surplus in excess of $50,000,000;

                  (d) the endorsement of negotiable or similar instruments in the ordinary course of business;

                  (e) investments by the Borrower in the stock of any Subsidiary;

                  (f) loans and advances to officers not to exceed $500,000 in the aggregate outstanding at any one time; and

                  (g) investments in money market funds so long as the entire investment therein is fully insured or so long as the money market fund is a fund controlled and operated by a commercial bank or banks in the United States of America having capital and surplus in excess of $50,000,000.

         SECTION 6.8. SALES AND LEASEBACKS.

         The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person by which the Borrower or any of its Subsidiaries shall sell or transfer any Property, and by which the Borrower or any of its Subsidiaries shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that the Borrower or any of its Subsidiaries intends to use for substantially the same purpose or purposes as the Property sold or transferred.

         SECTION 6.9. GUARANTIES.

         The Borrower shall not, and will not permit any of its Subsidiaries to, enter into any Guaranty, except that, subject to all other provisions of this Article, the foregoing restriction shall not apply to:

                  (a) any Subsidiary Guaranties; and

                  (b) endorsements of instruments for deposit or collection in the ordinary course of business.

         SECTION 6.10. LIMITATION ON DEBT.

         The Borrower shall not, and will not permit any of its Subsidiaries, in the aggregate to incur or suffer to exist Indebtedness other than:

                  (a) Indebtedness to the Lender described in this Agreement;

                  (b) Indebtedness to other Persons not to exceed $1,000,000 in the aggregate;

                  (c) Indebtedness reflected as other long term liabilities on the Borrower's balance sheets relating to "non-qualified" deferred compensation plans; and

                  (d) Indebtedness reflected as other long term liabilities on the Borrower's balance sheet relating to reserves related to self-insured deductibles under the Borrower's liability insurance program.

         SECTION 6.11. STOCK REPURCHASES. The Borrower will not use proceeds from the Revolving Credit Note, either directly or indirectly, to enable the Borrower to repurchase its stock.

         SECTION 6.12. MANAGEMENT. Without the Lender's prior written consent, the Borrower shall not remove or change Thomas G. Cigarran or Henry D. Herr as an Executive Officer.

         SECTION 6.13. CASH AND CASH EQUIVALENTS. The Borrower shall not permit the aggregate amount of its cash and cash equivalents to be less than $3,000,000 at any time.


                                  ARTICLE VII.
                                EVENTS OF DEFAULT

         Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

         SECTION 7.1. PAYMENTS.

         Borrower shall fail to make promptly when due (including, without limitation, by mandatory prepayment) any principal payment with respect to the Revolving Credit Note within ten (10) days of the due date, or Borrower shall fail to make any payment of interest, fee or other amount payable hereunder within ten (10) days of the due date thereof.

         SECTION 7.2. COVENANTS WITHOUT NOTICE.

         Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.5., 5.7., 5.8., 5.9., 5.10., 5.11., or in Article 6.
herein.

         SECTION 7.3. OTHER COVENANTS.

         Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, other than those referred to in Sections 7.1. and 7.2., and such failure shall remain unremedied for 30 days after the earlier of
(i) an Executive Officer of the Borrower obtaining knowledge thereof, or (ii) written notice thereof shall have been given to Borrower by Lender;

         SECTION 7.4. REPRESENTATIONS.

         Any representation or warranty made or deemed to be made by Borrower or any Subsidiary Guarantor under this Agreement or any other Credit Document (including the Schedules attached thereto), or any certificate or other document submitted to the Lender by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any Material respect when made or deemed to be made or submitted;

         SECTION 7.5. NON-PAYMENTS OF OTHER INDEBTEDNESS.

         The Borrower or the Subsidiaries of Borrower shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) exceeding $500,000 individually or in the aggregate;

         SECTION 7.6. DEFAULTS UNDER OTHER AGREEMENTS.

         The Borrower or the Subsidiaries of Borrower shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Indebtedness exceeding $500,000 individually or in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity;

         SECTION 7.7. BANKRUPTCY.

         The Borrower or the Subsidiaries of Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy is commenced against any of the Borrower or the Subsidiaries of Borrower and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case, or a custodian (as defined in the Bankruptcy Code) or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the Property of any of the Borrower or the Subsidiaries of Borrower; or any of the Borrower or the Subsidiaries of Borrower commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any of the Borrower or the Subsidiaries of Borrower or there is commenced against any of the Borrower or the Subsidiaries of Borrower any such proceeding which remains undismissed for a period of 60 days; or any of the Borrower or the Subsidiaries of Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any of the Borrower or the Subsidiaries of Borrower suffers any appointment of any custodian or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of 60 days; or any of the Borrower or the Subsidiaries of Borrower makes a general assignment for the benefit of creditors; or any of the Borrower or the Subsidiaries of Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any of the Borrower or the Subsidiaries of Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any of the Borrower or the Subsidiaries of Borrower shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any of the Borrower or the Subsidiaries of Borrower for the purpose of effecting any of the foregoing;

         SECTION 7.8. MONEY JUDGMENT.

         A final judgments or final order for the payment of money in excess of $100,000 individually or in the aggregate or otherwise having a Materially Adverse Effect shall be rendered against Borrower or any Subsidiary of Borrower and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 60 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

         SECTION 7.9. DEFAULT UNDER OTHER CREDIT DOCUMENTS.

         There shall exist or occur any "Event of Default" as provided under the terms of any Credit Document, or any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any Guarantor, or at any time it is or becomes unlawful for Borrower or any Guarantor to perform or comply with its obligations under any Credit Document, or the obligations of Borrower or any Guarantor, any Credit Document are not or cease to be legal, valid and binding on Borrower or any such Guarantor.

         SECTION 7.10. OWNERSHIP. There shall occur any Change of Control.

         SECTION 7.11. CONTRACTS. During any rolling twelve month period, contracts representing 25% or more of Borrower's revenues for the most recent four (4) fiscal quarters are canceled or are not renewed.

         Then, and in any such event, and at any time thereafter if any Event of Default shall then be continuing, the Lender shall, by written notice to Borrower, take any or all of the following actions: (i) declare its commitment to fund further Advances terminated, whereupon the Facility Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and the accrued interest on the Revolving Credit Note, and all other Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, if an Event of Default specified in Section 7.7. shall occur, no notice shall be required before those matters set forth herein and in subpart (i) above shall be effective; (iii) may exercise all remedies under any Subsidiary Guaranty; and
(iv) may exercise any other rights or remedies available under the Credit Documents, at law or in equity.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         SECTION 8.1. NOTICES.

         All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by written notice to the other. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section provided that notices to the Lender shall not be effective until received.

         SECTION 8.2. AMENDMENTS, ETC.

         No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8.3. NO WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of the Lender in exercising any right or remedy hereunder or under any other Credit Document, and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower not required hereunder or under any other Credit Document in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

         SECTION 8.4. PAYMENT OF EXPENSES, ETC.

         Borrower shall:

                           (i) whether or not the transactions hereby
                  contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Lender in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default or, upon the request of the Borrower, refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lender);

                           (ii) pay and hold the Lender harmless from and
                  against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Revolving Credit Note and any other Credit Documents, any collateral described therein, or any payments due thereunder, and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes; and

                           (iii) indemnify the Lender, and its respective
                  officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an "Indemnitee") arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of the proceeds of the Revolving Credit Note, including, without limitation, the reasonable fees actually incurred and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, Borrower shall not be obligated to indemnify, any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct;

                           (iv) without limiting the Indemnitees set forth in
                  subsection (iii) above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after the Borrower's or any Guarantor's ownership, operation, possession or control of its business, Property or facilities or before, on, or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Credit Document or any related documents.

If and to the extent that the obligations of Borrower under this Section 8.4. are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

         SECTION 8.5. RIGHT OF SETOFF.

         In addition to and not in limitation of all rights of offset that the Lender may have under applicable law, the Lender shall upon the occurrence and during the continuation of any Event of Default and whether or not the Lender or such holder has made any demand or any obligations under the Credit Documents have matured, have the right to appropriate and apply to the payment of any obligations hereunder and under the other Credit Documents, all deposits of the Borrower or any Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or Property then or thereafter owing by the Lender to the Borrower, whether or not related to this Agreement or any transaction hereunder.

         SECTION 8.6. BENEFIT OF AGREEMENT AND PARTICIPATIONS.

                  (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder.

                  (b) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement.

         SECTION 8.7. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

                  (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE REVOLVING CREDIT NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF TENNESSEE.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OTHER COURT DOCUMENT, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN DAVIDSON COUNTY, TENNESSEE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.

                  (c) THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY, AND BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         SECTION 8.8. SEVERABILITY.

         In case any provision in or obligation under this Agreement or any other Credit Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         SECTION 8.9. INDEPENDENCE OF COVENANTS.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

         SECTION 8.10. CHANGE IN ACCOUNTING PRINCIPLES, FISCAL YEAR OR TAX LAWS.

         If (i) any preparation of the financial statements referred to in
Section 5.7. hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a Material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (ii) there is any change in Borrower's fiscal quarter or fiscal year, or (iii) there is a Material change in federal tax laws which Materially affects the Borrower's ability to comply with the financial covenants, standards or terms found in this Agreement, Borrower and the Lender agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

         SECTION 8.11. HEADINGS DESCRIPTIVE; ENTIRE AGREEMENT.

         The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Credit Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

         SECTION 8.12. USURY.

         The parties to this Agreement intend to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Tennessee), then, in that event, notwithstanding anything to the contrary in any Credit Document or agreement executed in connection with the indebtedness described herein, the Borrower and the Lender agree as follows: (i) the aggregate of all consideration that constitutes interest under applicable law which is contracted for, charged, or received under any of the Credit Documents or agreements, or otherwise in connection with the indebtedness described herein, shall under no circumstance exceed the maximum lawful rate of interest permitted by applicable law, and any excess shall be credited on the indebtedness by the holder thereof (or, if the indebtedness described herein shall have been paid in full, refunded to the Borrower); and (ii) in the event that the maturity of the indebtedness described herein is accelerated as a result of any

Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest permitted by applicable law, and excess interest, if any, for which this Agreement provides, or otherwise, shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the indebtedness described herein (or, if the indebtedness shall have been paid in full, refunded to the Borrower).

         SECTION 8.13. TIME IS OF THE ESSENCE.

          Time is of the essence is interpreting and performing this Agreement and all other Credit Documents.

         SECTION 8.14. CONSTRUCTION.

         Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the Court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or its agents prepared the same, it being agreed that Borrower and the Lender and their respective agents have participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Nashville, Tennessee by their duly authorized officers as of the day and year first above written.

                                   BORROWER:

                                   AMERICAN HEALTHCORP, INC.


                                   By:
                                       -----------------------------------------

                                   Title:
                                         ---------------------------------------

                                   Address for notice:

                                   3841 Green Hills Village Boulevard
                                   Suite 300
                                   Nashville, Tennessee 37215




                       [Signatures Continued on Next Page]

                                   LENDER:

                                   SUNTRUST BANK


                                   By:
                                       -----------------------------------------

                                   Title:
                                         ---------------------------------------

                                   Address for notice:

                                   201 Fourth Avenue North
                                   P.O. Box 305110
                                   Nashville, Tennessee 37230

                              REVOLVING CREDIT NOTE

Nashville, Tennessee
$6,000,000.00
January 4, 2000

         FOR VALUE RECEIVED AMERICAN HEALTHCORP, INC., a Delaware corporation (the "Borrower") promises and agrees to pay to the order of SUNTRUST BANK (the "Lender"), at its offices in Nashville, Tennessee, or at such other place as may be designated in writing by the holder, in lawful money of the United States of America, the principal sum of up to Six Million and no/100 Dollars ($6,000,000.00), or so much thereof as may be advanced from time to time by the Lender (provided that in no event shall the sum of outstanding Advances exceed the Borrowing Base), together with interest from the date hereof on the unpaid principal balance outstanding from time to time hereon computed at the Applicable Rate.

         This Note, and all the terms and provisions hereof (including, without limitation, all advances hereunder), is governed by and is subject to all the terms and conditions of that certain Credit Agreement, executed of even date herewith by Borrower and Lender, as the same agreement may hereafter be amended, restated or modified (the "CREDIT AGREEMENT"). TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE SAME MEANING AS IN THE CREDIT AGREEMENT.

         The Borrower agrees to make payments of principal and interest on the Advances hereunder on the dates and in the amounts specified in the Credit Agreement. This Revolving Credit Note shall mature on January 4, 2002 (the "Maturity Date"), at which time the Borrower shall pay to the Lender an amount equal to all outstanding principal, plus all accrued and unpaid interest.

         Until maturity and provided no Default or Event of Default has occurred hereunder, the Borrower may borrow, repay, and reborrow hereunder.

         Lender and Borrower intend to conform strictly to applicable usury laws as presently in effect. Accordingly, Borrower and Lender agree that, notwithstanding anything to the contrary herein or in any agreement executed in connection with or as security for this Note, the sum of all consideration that constitutes interest under applicable law which is contracted for, charged, or received hereunder shall under no circumstance, including without limitation any circumstance in which the Note has been accelerated or prepaid, exceed the maximum lawful rate of interest permitted by applicable law. Any excess interest shall be credited on this Note or, if this Note shall have been paid in full, refunded to Borrower, by the holder hereof.

         Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of the Advances, and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue at a rate of interest equal to the lesser of (i) 13% per annum or (ii) the maximum lawful rate allowed by applicable law.

         TIME IS OF THE ESSENCE OF THIS NOTE, WITH REGARDS TO EACH AND EVERY PROVISION OF THIS NOTE.

         Upon the occurrence of (a) any breach of any promise made in this Note or in any other document relating to, securing, or otherwise executed in connection with this Note; or (b) upon the occurrence of an Event of Default as defined in the Credit Agreement; then in any of such events (each for purposes of this Note, an Event of Default), at the option of the holder, the entire indebtedness hereby evidenced shall become due, payable and collectible then or thereafter, without notice, as the holder may elect regardless of the date of maturity. The holder may waive any default before or after the same has been declared and restore this Note to full force and effect without impairing any rights hereunder, such right of waiver being a continuing one.

         Borrower and any and all accommodation parties, endorsers, guarantors and other parties liable on this Note, (collectively, the "OBLIGORS") jointly and severally waive presentment for payment, protest, notice of protest, notice of nonpayment of this Note, demand and all legal diligence in enforcing collection, and any discharge or defenses based on suretyship or impairment of collateral; and hereby expressly consent to (i) any and all delays, extensions, renewals or other modifications of this Note or any waivers of any term hereof,
(ii) any release or discharge by Lender of any of the Obligors, (iii) any release substitution or exchange of any security for the payment hereof, (iv) any failure to act on the part of Lender, and (vi) any indulgence shown by Lender from time to time (without notice or further assent from any of the Obligors) and hereby agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any of the Obligors.

         BORROWER HEREBY KNOWINGLY, WILLINGLY AND IRREVOCABLY WAIVES ITS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS NOTE OR ANY DOCUMENTS EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR ANY RELATIONSHIP BETWEEN BORROWER AND LENDER.

         In any action to enforce this Note, Borrower hereby irrevocably and unconditionally waives any and all rights under the laws of any state to claim or recover any special, exemplary, punitive, consequential or other damages other than actual direct damages.

         Borrower shall pay, on demand, all costs and expenses (including court costs, attorneys' fees and expenses) incurred by Lender in attempting to enforce or collect this Note, protect or enforce its rights under this Note, or protect or collect on any security for the payment of this Note.

         This Note has been executed and delivered in, and shall be governed by and construed according to the laws of the State of Tennessee except to the extent pre-empted by applicable laws of the United States of America. If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect.

         This Note may not be changed, extended or terminated except in writing signed by Borrower and Lender. No waiver of any term or provision hereof shall be valid unless in writing signed by Lender.

         This Note is made for business purposes.

         Executed this 4th day of January, 2000.



                                   BORROWER:

                                   AMERICAN HEALTHCORP, INC.


                                   By:
                                       -----------------------------------------

                                   Title:
                                         ---------------------------------------








                                       3